EXHIBIT 10.1
Mindspeed Technologies, Inc.
Summary of Director Compensation Arrangements
     We currently pay our non-employee directors annual base compensation of $30,000, which is paid quarterly. They each also receive committee participation compensation equal to $1,500 annually for each committee ($2,500 if serving as chairman of such committee) on which they serve. Our current standing committees include an audit committee, governance and board composition committee and compensation and management development committee. Each non-employee director also receives $1,000 per day for each board meeting (other than committee meetings) attended in person and $500 per day for each board meeting attended by telephone. Each director has the option each year to receive all or a portion of his cash compensation due via shares or restricted shares valued at the closing price of our common stock on the date each payment would otherwise be made. Directors who are our employees are not paid any additional compensation for their service on our board of directors. Our board of directors may from time to time appoint additional standing or ad hoc committees, and may compensate directors who serve on them differently than we currently compensate members of our standing committees. We reimburse each of our directors for reasonable out-of-pocket expenses that they incur in connection with their service on our board of directors.
     Our non-employee directors are eligible to participate in our directors stock plan, which is administered by our compensation and management development committee under authority delegated by our board of directors. The directors stock plan provides that upon initial election to the board, each non-employee director is granted an option to purchase 40,000 shares of our common stock at an exercise price per share equal to its fair market value on the date of grant. The options become exercisable in four equal installments on each of the first, second, third and fourth anniversaries of the date the options are granted. In addition, each non-employee director is granted an option to purchase 20,000 shares of our common stock following each annual meeting. The directors stock plan is filed as Exhibit 4.6 to our Registration Statement on Form S-8 (File No. 333-106479) that we filed with the SEC on June 25, 2003. The terms of each option granted under the directors stock plan are substantially as set forth in Exhibit 10.8 to our Quarterly Report on Form 10-Q that we filed with the SEC on August 9, 2005.
     The compensation arrangements we have with our directors are reviewed and may be modified from time to time by our board of directors.